July 22, 2004, Investor Frequently Asked Questions and Answers

From time to time, Investor Relations will provide FAQs on various topics of interest to investors. The following is a compilation of frequently asked questions and answers.

Q	What were the drivers of the gross margin in the 2004 second quarter? Is this level sustainable?

A	On a year-over-year basis, the gross margin in the second quarter declined 280 basis points to 63.2 percent of sales versus 66.0 percent in 2003.

The decline was primarily driven by:

•	lower production volumes coupled with increased spending related to the FDA consent decree and efforts to upgrade the company’s global infrastructure;

•	An unfavorable change in product sales mix; and

•	The absence of European LOSEC revenues (which totaled $39 million in the 2003 second quarter).

On a sequential basis, the second quarter gross margin ratio was consistent with the prior quarter after factoring in the impact of seasonality with respect to CLARINEX sales. The company’s ongoing focus on operational excellence in all key functions including compliance and quality continues to increase the overall cost structure of the company.

The company has not provided a numerical projection for the gross margin, but investors should not overlook the impact of seasonality on the 2004 second quarter gross margin. Going forward, the company anticipates that the gross margin will continue to be a function of the company’s product sales mix, production volumes and increased spending associated with its compliance efforts.

Q	Will the incremental costs associated with the FDA consent decree and compliance and quality-system obligations continue to unfavorably impact the gross margin going forward?

A	As previously reported, the company anticipates that the gross margin will continue to be a function of product sales mix, production volumes and increased spending associated with its compliance efforts.

The costs specifically associated with the consent decree and compliance and quality-system obligations are an important part of the gross margin.

Schering-Plough’s increased spending associated with its manufacturing compliance efforts will continue through the completion of the FDA Consent Decree obligations which run through December 2005.

After 2005, Schering-Plough expects these costs to decline over time. However, there will always be some aspect of these costs embedded in the overall cost structure of the company. As a result, the company does not expect these costs to return to the lower levels that existed prior to the consent decree.

The Consent Decree contains a sunset provision that permits the Company to petition the Court to dissolve the Decree if, during any five year period following the entry of the Decree (May 20, 2002), FDA has not notified the Company that there has been a significant violation of FDA law, regulations, or the Decree. If these conditions are satisfied, the Decree states that FDA will not oppose the Company’s petition. The earliest the Company would be in a position to submit such a petition would be May, 2007 (five years after the entry of the Decree). However, the Company cannot predict at this time when or how long FDA may take to complete a review of the Company’s completion of its cGMP Work Plans and validation program requirements under the Decree.

As a reminder, Schering-Plough records “Equity Income from Cholesterol Joint Venture,” which consists of the company’s share of the operating profits less its share of research and development costs associated with the cholesterol franchise. Sales of the cholesterol franchise are recorded by the Merck/Schering-Plough joint venture (except for sales that are not part of the partnership). Therefore, these products should not have an impact on the gross margin.

Q	What contributed to the increase in R&D spending in 2004 second quarter? Why was there such an increase versus the 2004 first quarter?

A	R&D spending in the second quarter of 2004 totaled $451 million, an increase of $82 million or 22 percent. Substantially all of the increase in year-over-year spending was related to the $80 million upfront payment made to Toyama in connection with the definitive agreement to in-license garenoxacin, which was announced in June. As previously disclosed, Schering-Plough expensed this payment in the second quarter, resulting in a $0.04 impact on second quarter earnings per share (using the company’s effective tax rate).

Q	Were there any special charges recorded in the 2004 second quarter?

A	The company recorded special charges of $42 million or $0.02 per share (as measured using the company’s effective tax rate) in the 2004 second quarter.

The special charges related to employee-termination costs stemming from reductions in the company’s global workforce. In addition to an $8 million charge related to the Voluntary Early Retirement Program (VERP) in the U.S., the company recorded $34 million in employee termination costs primarily outside of the U.S.

Q	What is the status of your Value Enhancement Initiative (VEI)?

A	Announced in August 2003, the VEI program was designed to increase efficiencies and achieve annual savings in excess of $200 million that could be reinvested.

Schering-Plough has achieved its VEI target and those savings are being reinvested in growth-driving priorities in research, manufacturing and compliance, licensing and other opportunities, and in strengthening the company’s sales forces to prepare for the global launch of VYTORIN.

VEI is more than a cost-cutting program. It is about transformational change. It is about re-engineering how the company does business and incorporating this mind set into the culture of the company.

Schering-Plough is developing better, easier processes that allow its people to be more efficient and more effective. The company is being relentless in taking out unnecessary spending and is developing a culture of process improvement that is being embraced at every level and across the whole organization as it works through the Action Agenda to build the new Schering-Plough.

Q	What is the status of the sale of the Gulfstream G-IV aircraft as previously announced?

A	The company’s Gulfstream G-IV airplane was placed on the market for sale earlier this year, however, the company was not successful in securing the desired sale price. Considering the residual value of the plane, it was not fiscally sound to lower the sale price. After careful review of the usage and operating expenses associated with the company’s flight operations, it was determined that it would be more cost effective to retain the two airplanes (G-IV and G-V) and, instead sell the company’s helicopter and terminate an agreement with Flight Options.

Q	Do you expect the current dividend rate to continue in 2004?

A	• The Board of Directors will make decisions on the dividend going forward as warranted by the state of the business.

•	The most recent dividend was paid on May 28, 2004.

•	On June 21, 2004, the Board of Directors declared a regular quarterly dividend of 5.5 cents per share, payable on Aug. 31, 2004, to shareholders of record at the close of business on Aug. 6, 2004.

Q	When do you expect to receive the remaining $125 million in milestone payments from Merck?

A	As previously disclosed, under certain other conditions, Merck could make milestones to the company totaling $152 million.

•	During the 2003 second quarter, the company earned a $20 million milestone payment related to certain European approvals of ZETIA.

•	During the 2004 first quarter, the company earned a milestone payment of $7 million related to the first country approval of VYTORIN in Mexico.

•	Therefore, Merck could pay additional milestones to the company totaling $125 million.

The remaining milestones are contingent on future events, specifics of which we have not disclosed.

Q	Will Schering-Plough receive a milestone payment for the U.S. approval of VYTORIN? What other milestones are there?

A	Schering-Plough will not earn a milestone payment upon U.S. approval of VYTORIN. The remaining milestones are contingent on future events, specifics of which we have not disclosed.

Q	Why are the reported sales for the cholesterol franchise, which include ZETIA and VYTORIN, different between Merck and Schering-Plough?

A	Sales of the cholesterol franchise, as reported by Schering-Plough, consist of worldwide sales of ZETIA and VYTORIN under the Merck/Schering-Plough partnership, plus any sales that are not part of the partnership, such as Schering-Plough sales reported in Latin America.

In the 2004 second quarter, worldwide sales of the cholesterol franchise were $247 million, including U.S. ZETIA sales of $212 and International VYTORIN sales of $5 million.

Q	What is the total amount of foreign earnings held overseas?

A	As reported in the company’s December 31, 2003, 10K, taxes have not been provided on approximately $11.1 billion of undistributed earnings of foreign subsidiaries.

At March 31, 2004, approximately 90 percent of all cash and cash equivalents and short-term investments were held by wholly owned, foreign-based subsidiaries. At the same time, substantially all of the debt was owed by the parent company or wholly owned U.S.-based subsidiaries.

Q	If the repatriation legislation is approved, how much of your foreign earnings would be repatriated? How would you use the repatriated cash?

A	Schering-Plough continues to actively monitor the status of the Homeland Investment Act. However, until a final law is passed, the company would not speculate on the potential repatriation of foreign earnings or the potential use.

Q	Will Schering-Plough need to increase its litigation reserves or issue debt/equities in order to pay for a possible Philadelphia settlement? Will you have enough in reserves to cover for a potential Boston settlement and others? How much have you reserved?

A	Schering-Plough does not comment on ongoing investigations.

As previously disclosed, the company increased litigation reserves by $150 million in the 2002 fourth quarter and $350 million in the 2003 third quarter. Schering-Plough did not increase litigation reserves in the 2004 second quarter. The company has not disclosed the amount of its total litigation reserves. Please see the company’s 2004 First Quarter 10Q for a further discussion on this matter.

Q	Do you expect to pay the $475 million in alleged additional U.S. taxes?

A	It is likely that this payment will be made in the third quarter of this year, as it is probable that we will litigate the matter and it may be required to pay the tax and interest prior to litigation. As previously disclosed, management believes that its tax reserves are adequate to cover the cost of the tax and interest that might result from an unfavorable outcome of this litigation.

Q	What impact did the recent credit rating downgrades have on the company?

A	On Nov. 26, 2003, Schering-Plough issued $1.25 billion aggregate principal amount of 5.3 percent senior unsecured notes due 2013 and $1.15 billion aggregate principal amount of 6.5 percent senior unsecured notes due 2033.

The interest rates payable on the notes are subject to adjustment upon specified changes in Schering-Plough’s credit ratings. The July 14, 2004, downgrade by Moody’s is one of such specified changes and it triggers an increase of the interest rates on the notes by 25 basis points, effective with the next interest period which begins Dec. 1, 2004.

The increase in Schering-Plough’s annual interest expense based on this increase in the interest rates on the notes will be approximately $6 million per year.

Q	What is Schering-Plough developing in its early-stage pipeline?

A	Schering-Plough has an expanding pipeline of innovative compounds in early stages of development. The following are some of the company’s key early-stage projects:

•	CCR5 receptor antagonist, one of a new class of drugs known as entry inhibitors, which has recently initiated Phase II trials in HIV infection;

•	Protease inhibitor for treatment of chronic hepatitis C in Early Phase development;

•	Thrombin receptor antagonist for the treatment of acute coronary syndromes in Early Phase development.